Exhibit 4.3

Creci, Inc. Auto-Invest Program

1. As a Creci Note holder, you may elect to participate in our auto-invest program (the “Auto-Invest Program”) in which you may automatically place orders for additional Creci Notes in minimum denominations of ten dollars ($10) on a monthly or quarterly basis.

2. If you wish to participate in the Auto-Invest Program, please complete the Auto-Invest Program Authorization (on page 2). By completing the Auto-Invest Program Authorization you are affirmatively agreeing to and reconfirming the terms and conditions of the Creci Note Investor Agreement, including the form of Creci Note which is an exhibit to the Creci Note Investor Agreement. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Creci Note Investor Agreement.

3. You may affirmatively elect to participate in or cancel your participation in the Auto-Invest Program by selecting “active” or “pause” on the Creci Auto-Invest Program Authorization. If you do not complete a form, you will be deemed to have selected “pause.” Currently, the Auto-Invest Program allows for recurring new investments on a daily, weekly or monthly basis. Funds will be drawn from the bank account designated by you on the Creci Site.

4. Upon affirmatively electing to participate in the Auto-Invest Program, you will be asked to agree to the terms and conditions of the Creci Note Investor Agreement. Upon each “auto investment” being made, Creci will send a confirmatory email to you denoting the amount invested.

5. You can adjust the Auto-Invest Program at any time by completing an updated Auto-Invest Program Authorization and delivering it to support@creci.co. Each purchase of a Creci Note in the Auto-Invest Program is a considered a new investment and will be subject to the terms and conditions of the Creci Note Investor Agreement. If you are no longer able to make the representations and warranties in the Creci Note Investor Agreement, you are not eligible to participate in the Auto-Invest Program. All terms not otherwise defined herein shall have the same meaning as in the Creci Note Investor Agreement.

6. Once Creci has qualified with the Securities and Exchange Commission (“SEC”) for a Regulation A offering of Creci Notes, the only offering to sell securities is found in the Company’s Form 1-A and amendments and supplements thereto, including the offering circular which forms a part thereof (collectively, the “Offering Statement”), which can be obtained from the SEC’s website: www.sec.gov.

7. No decision to invest in Creci Notes should be made without reading the Offering Statement. Neither the SEC nor any state securities regulator has passed upon or endorsed the merits of any investment decision in Creci. We do not give investment, legal, or tax advice. You are urged to consult your investment, legal, and tax professional before making any investment decision.

Creci Note Auto-Invest Program Authorization

1.	Auto-Invest Program (Select One):

Active ☐ Adjust ☐ Pause ☐ Cancel ☐

2.	Investor Name, exactly as it appears in your Creci account:

____________________________________________

3.	Auto-Invest Frequency and Amount in Minimum Denominations of $10 (Select One)

☐ Monthly. Amount $ ____________.

You are electing to automatically purchase Creci Notes on a monthly basis in this amount and authorizing Creci to automatically deduct this amount from the bank account designated in your Creci account beginning the first business day of each month beginning the month following this authorization and continuing until you cancel this automatic investment at least three (3) business days in advance.

☐ Quarterly. Amount $ ____________.

You are electing to automatically purchase Creci Notes on a quarterly basis in this amount and authorizing Creci to automatically deduct this amount from the bank account designated in your Creci account beginning the first business day of each quarter beginning the quarter following this authorization and continuing until you cancel this automatic investment at least three (3) business days in advance.

I hereby represent and warrant that by executing this Creci Note Auto-Invest Program Authorization, I agree to be bound by and reconfirm the representations and warranties and the terms and conditions of the Auto-Invest Agreement and the Creci Note Investor Agreement. This authority is to remain in full force and effect until Creci has received notification from me of its termination. I understand that Creci can take up to three (3) business days to process the cancellation.

Name of Investor
Signature:
Title: